COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports Fourth Quarter and Full Year 2004 Operating Results

POWAY, Calif., February 3, 2005 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $38.1 million for the fourth quarter ended December 31, 2004 compared to $40.9 million for the fourth quarter of 2003 and $54.9 million for the third quarter of 2004. Net income for the fourth quarter of 2004 was $2.5 million or $0.11 per share compared to a net loss of $2.2 million or $0.10 per share for the fourth quarter of 2003 and net income of $5.2 million or $0.24 per share for the third quarter of 2004.

Sales for the year ended December 31, 2004 were $176.2 million with net income of $16.7 million and net income per share of $0.76 compared to net sales of $138.6 million with a net loss of $47,000 or $0.00 per share for the year ended December 31, 2003. The income tax benefit in 2004 resulted from a reduction of approximately $4.5 million in the deferred tax asset valuation allowance recorded in prior periods. The reduction in the tax valuation allowance had no impact on cash flows. Included in the 2003 results were a $7.9 million gain related to the sale of land, a $2.5 million investment writedown and a $7.0 million deferred tax asset valuation allowance.

Orders for the fourth quarter of 2004 were $46.1 million compared to $37.1 million for the third quarter of 2004. Backlog was $62.6 million at December 31, 2004 compared to $54.6 million at September 30, 2004. Fourth quarter 2004 sales of semiconductor test handling equipment accounted for 79% of total sales. Sales of television cameras and related equipment were 12% of sales and metal detection and microwave communications equipment contributed 9% of sales.

James A. Donahue, President and Chief Executive Officer, stated, “ Cohu’s fourth quarter sales were in line with our expectations, following reduced order levels during Q3. Fourth quarter orders were better than we expected, due to strong demand for our proprietary thermal IC test handlers. The capacity-driven side of our test handling business, and we believe the ATE industry in general, was weak and we expect this condition to continue at least through the first quarter.”

Donahue concluded, “2004 was like a roller coaster, with orders rising sharply during the first two quarters from Q4 2003 levels, dropping more than one-third during Q3 and rebounding in the fourth quarter. In this challenging environment, we improved our competitive position, expanded the customer base for our industry-leading thermal tools, returned to profitability and maintained a strong, debt-free balance sheet. We plan to continue to make significant investments in new product development initiatives, while controlling discretionary spending in light of uncertain near-term business conditions.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.05 per share payable on April 29, 2005 to shareholders of record on March 15, 2005. The Board of Directors also approved a change in the Company’s fiscal year end from December 31 to a 52-53 week fiscal year ending on the last Saturday in December. The Company’s 2005 fiscal year will end on December 31, 2005 and the first quarter of 2005 will end on March 26.

Certain matters discussed in this release including statements concerning Cohu’s expectations of industry conditions and 2005 operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, February 3, 2005 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$38,092	$40,891	$176,237	$138,566

Cost and expenses:
Cost of sales	23,233	25,871	105,178	91,662
Research and development	7,947	6,653	27,895	24,724
Selling, general and administrative	7,368	6,864	29,124	25,154

	38,548	39,388	162,197	141,540

Income (loss) from operations	(456)	1,503	14,040	(2,974)
Gain from sale of land	-	-	-	7,873
Investment impairment writedown	-	-	-	(2,500)
Interest income	517	429	1,863	2,254

Income before income taxes	61	1,932	15,903	4,653
Income tax provision (benefit)	(2,400)	4,100	(800)	4,700

Net income (loss)	$2,461	$(2,168)	$16,703	$(47)

Income (loss) per share:
Basic	$0.11	$(0.10)	$0.78	$0.00
Diluted	$0.11	$(0.10)	$0.76	$0.00

Weighted average shares used in computing income (loss) per share:
Basic	21,579	21,337	21,505	21,151
Diluted	21,981	21,337	21,986	21,151

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31,	December 31,
	2004	2003

Assets:

Current assets:
Cash and investments	$116,511	$107,620
Accounts receivable	32,744	25,578
Inventories	41,515	31,636
Deferred taxes and other (1)	19,906	10,880

	210,676	175,714
Note receivable	-	8,978
Property, plant & equipment, net	31,121	30,683
Goodwill	8,340	8,340
Other assets	631	1,191

Total assets	$250,768	$224,906

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$9,651	$4,132
Other current liabilities	26,532	22,685

	36,183	26,817
Deferred taxes and other noncurrent liabilities (1)	6,473	5,859
Stockholders’ equity	208,112	192,230

Total liabilities & equity	$250,768	$224,906

(1) Deferred tax amounts in 2003 have been reclassified to conform to the 2004 presentation.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106